                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             ARK RESTAURANTS CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             ARK RESTAURANTS CORP.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
________________________________________________________________________________

    (2) Aggregate number of securities to which transactions applies:
________________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
________________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:
________________________________________________________________________________

    (5) Total fee paid:
________________________________________________________________________________

[ ] Fee paid previously with preliminary materials
________________________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
________________________________________________________________________________

    (1) Amount previously paid:
________________________________________________________________________________

    (2) Form, schedule or registration statement no.:
________________________________________________________________________________

    (3) Filing party:
________________________________________________________________________________

    (4) Date filed:
________________________________________________________________________________

                             ARK RESTAURANTS CORP.
                                85 FIFTH AVENUE
                            NEW YORK, NEW YORK 10003

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 10, 1999

To Shareholders of
ARK RESTAURANTS CORP.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ARK RESTAURANTS CORP. (the 'Company') will be held on March 10, 1999 at 10:00 A.M. at Bryant Park Grill, located at 25 West 40th Street, New York, New York for the following purposes:

          (1) To elect a board of eight directors;

          (2) To approve an amendment to the Company's 1996 Stock Option Plan (the 'Plan') to increase the maximum number of shares of the Company's Common Stock, $.01 par value per share (the 'Common Stock') available for issuance under the Plan from 270,000 to 470,000;

          (3) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the 1999 fiscal year; and

          (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 2, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

     YOU ARE EARNESTLY REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW THE PROXY AND VOTE YOUR OWN SHARES.

                                          By Order of the Board of Directors,

                                          VINCENT PASCAL
                                          Secretary

New York, New York
February 5, 1999

                             ARK RESTAURANTS CORP.

                       ---------------------------------
                                PROXY STATEMENT
                       ---------------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the 'Board') of Ark Restaurants Corp., a New York corporation (the 'Company'), of proxies to be used at the Annual Meeting of Shareholders to be held at Bryant Park Grill, located at 25 West 40th Street, New York, New York, at 10:00 A.M. on March 10, 1999 and at any adjournment or adjournments thereof (the 'Meeting').

     If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified therein and if no instructions are given, will be voted (i) IN FAVOR of the nominees for election as directors; (ii) IN FAVOR of an amendment to the Plan to increase the maximum number of shares of Common Stock which may be issued under the Plan from 270,000 to 470,000; and (iii) IN FAVOR of the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the 1999 fiscal year. Election of directors is by a plurality of votes cast at the Meeting in person or by proxy. All other proposals to be considered at the Meeting will be determined by a plurality of votes cast at the Meeting in person or by proxy.

     The proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date, or by voting in person at the Meeting. Such revocation will not affect any vote taken prior thereto. The mere presence at the Meeting of the person appointing a proxy will not revoke the appointment.

     The approximate date this Proxy Statement and the accompanying Proxy were first mailed to shareholders was on or about February 5, 1999. The Company's principal executive offices are located at 85 Fifth Avenue, New York, New York 10003.

                        VOTING SECURITIES -- RECORD DATE

     Only holders of record of the Company's Common Stock at the close of business of February 2, 1999 will be entitled to notice of and to vote at the Meeting. On that date 3,572,899 shares of Common Stock were issued and outstanding. Each outstanding share of Common Stock entitles the holder thereof to one vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information at January 11, 1999, with respect to the beneficial ownership of shares of Common Stock owned by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for election as director of the Company, and (iii) all officers and directors of the Company as a group:

                           NAME AND ADDRESS                                AMOUNT AND NATURE OF
                          OF BENEFICIAL OWNER                             BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS
-----------------------------------------------------------------------   -----------------------    ----------------
Michael Weinstein .....................................................          1,043,888(2)             28.9%
  85 Fifth Avenue
  New York, New York 10003

FMR Corp ..............................................................            200,000(3)              5.6%
  82 Devonshire Street
  Boston, Massachusetts 02109

Bruce R. Lewin ........................................................            210,000(4)              5.9%
  c/o Bruce R. Lewin Gallery
  136 Prince Street
  New York, New York 10012

Vincent Pascal ........................................................             71,690(5)              2.0%
  85 Fifth Avenue
  New York, New York 10003

Robert Towers .........................................................             65,250(6)              1.8%
  85 Fifth Avenue
  New York, New York 10003

Donald D. Shack .......................................................             42,603(7)              1.2%
  530 Fifth Avenue
  New York, New York 10036

Andrew Kuruc ..........................................................             37,750(8)              1.1%
  85 Fifth Avenue
  New York, New York 10003

Jay Galin .............................................................             26,000               Less than 1%
  520 Eighth Avenue
  New York, New York 10018

Ernest Bogen ..........................................................             17,320(9)            Less than 1%
  85 Fifth Avenue
  New York, New York 10003

Paul Gordon ...........................................................             20,000(10)           Less than 1%
  85 Fifth Avenue
  New York, New York 10003

All directors and officers as a group (eight persons)..................          1,391,168(11)            37.0%

------------------

 (1) Except to the extent otherwise indicated, to the best of the Company's knowledge, each of the indicated persons exercises sole voting and investment power with respect to all shares beneficially owned by him.

 (2) Includes 24,800 shares owned by The Weinstein Foundation, a private foundation of which Mr. Weinstein acts as trustee and as to which shares Mr. Weinstein has shared investment and shared voting power, 20,000 shares owned by Mr. Weinstein's spouse as custodian for their children under the Uniform Gifts to Minors Act, 13,000 shares issuable upon exercise of currently exercisable options granted under the Company's 1985 Stock Option Plan, and 25,000 shares issuable upon exercise of currently exercisable options granted under the Company's 1996 Stock Option Plan.

 (3) Based upon information set forth in Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on or about February 14, 1998. Fidelity Management & Research Company ('Fidelity'), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 200,000 shares or 5.22% of the Common Stock of the Company as a result of acting as investment adviser to several investment companies. The ownership by one investment company, Fidelity Low-Priced Stock Fund, amounted to 200,000 shares. Mr. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the aforementioned investment companies each has the power to dispose of the 200,000 shares.

 (4) Based upon information set forth in a Schedule 13D filed by Mr. Lewin with the Securities and Exchange Commission on or about January 7, 1991.

 (5) Includes 13,000 shares issuable upon exercise of currently exercisable stock options granted under the Company's 1985 Stock Option Plan, and 8,750 shares issuable upon exercise of currently exercisable stock options granted under the Company's 1996 Stock Option Plan.

 (6) Includes 13,000 shares issuable upon exercise of currently exercisable stock options granted under the Company's 1985 Stock Option Plan, and 8,750 shares issuable upon exercise of currently exercisable stock options granted under the Company's 1996 Stock Option Plan.

 (7) Includes 40,000 shares owned by Skylark Partners, a partnership of which Mr. Shack is a general partner.

 (8) Includes 7,500 shares issuable upon exercise of currently exercisable stock options granted under the Company's 1985 Stock Option Plan, and 8,750 shares issuable upon exercise of currently exercisable stock options granted under the Company's 1996 Stock Option Plan.

 (9) Includes 7,320 owned by Mr. Bogen's spouse, as to which Mr. Bogen disclaims beneficial ownership.

(10) Represents 7,500 shares issuable upon exercise of currently exercisable stock options granted under the Company's 1985 Stock Option Plan, and 12,500 shares issuable upon exercise of currently exercisable stock options granted under the Company's 1996 Stock Option Plan.

(11) Includes 52,000 shares issuable upon exercise of currently exercisable stock options granted under the Company's 1985 Stock Option Plan; 63,750 shares issuable upon exercise of currently exercisable stock options granted under the Company's 1996 Stock Option Plan; and 66,667 shares issuable upon exercise of options granted to Mitchell Levy that are currently exercisable or exercisable within 60 days of the date of this Proxy Statement.

                            ------------------------
In the event of the death of Michael Weinstein, the Company has agreed to purchase from his estate, at the option of his executor or legal representative, such number of shares of Common Stock as may be purchased with the proceeds of a $5,000,000 insurance policy maintained by the Company on the life of Mr. Weinstein, at a price per share equal to the greater of the then book value or the then fair market value of such shares. The Company is obligated to maintain $5,000,000 of insurance on the life of Mr. Weinstein during the term of the agreement.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     A board of eight directors is to be elected at the Meeting. Unless a proxy shall specify that it is not to be voted for the directors, it is intended that the shares represented by each duly executed and returned proxy will be voted IN FAVOR of the election as directors of the persons named below.

     Each of the persons named below is at present a director of the Company. If for any reason any nominee is not a candidate for election at the Meeting, such proxies will be voted for a substitute nominee and for the others named below. The Board does not anticipate that any of the nominees will not be a candidate.

                                                        PRINCIPAL OCCUPATION AND                           DIRECTOR
          NAME             AGE                          POSITION WITH THE COMPANY                           SINCE
------------------------   ---   -----------------------------------------------------------------------   --------
Ernest Bogen............   67    Chairman of the Board of the Company                                        1983
Michael Weinstein.......   55    President of the Company                                                    1983
Vincent Pascal..........   55    Vice President and Secretary of the Company                                 1985
Robert Towers...........   51    Vice President and Treasurer of the Company                                 1987
Andrew Kuruc............   41    Vice President and Controller of the Company                                1989
Paul Gordon.............   47    Vice President of the Company                                               1996
Donald D. Shack.........   70    Attorney, member of law firm of Shack & Siegel, P.C., general counsel       1985
                                 to the Company
Jay Galin...............   62    President, G. & G. Shops, Inc.                                              1988

------------------

     ERNEST BOGEN has been a director of the Company since its inception in January 1983 and was also Secretary until September 1985 and Treasurer until March 1987. He was elected Chairman of the Board of Directors of the Company in September 1985. Since 1978, Mr. Bogen has been an officer, director and 25% shareholder of Easy Diners, Inc., a restaurant management company which operates a restaurant in New York City. Mr. Bogen is also an officer, director, and 25% shareholder of RSB Corp. which operates a restaurant in New York City that it acquired in June 1997. For the past four years, Mr. Bogen has also been the majority owner of Compass Cafe, Inc., the owner and operator of a restaurant and market in South Miami Beach, Florida. Since October 1994 and October 1995, respectively, Mr. Bogen has been the majority owner of Palace Grill, Inc. and Washington Tavern, Inc., each of which owns and operates a restaurant in Miami Beach, Florida.

     MICHAEL WEINSTEIN has been President and a director of the Company since its inception in January 1983. Mr. Weinstein has been an officer, director and 25% shareholder of Easy Diners, Inc. since 1978 and RSB Corp. since June 1997. Mr. Weinstein spends substantially all of his business time on Company-related matters.

     VINCENT PASCAL was elected Vice President and a director of the Company in October 1985. Mr. Pascal became Secretary of the Company in January 1994.

     ROBERT TOWERS has been employed by the Company since November 1983 and was elected Vice President, Treasurer and a director in March 1987.

     ANDREW KURUC was elected Vice President of the Company in 1993 and a director of the Company in November 1989. Mr. Kuruc has been employed as Controller of the Company since April 1987.

     PAUL GORDON has been employed by the Company since 1983 and was elected as a director in November 1996. Mr. Gordon is the manager of the Company's Las Vegas operations and Vice President and a director of the Company's Las Vegas subsidiaries. Prior to assuming that role in 1996, Mr. Gordon was the manager of the Company's operations in Washington, D.C. commencing in 1989.

     DONALD D. SHACK was elected a director of the Company in October 1985. Since April 1993, Mr. Shack has been a member of the law firm of Shack & Siegel, P.C., general counsel to the Company. From January 1990 to April 1993, Mr. Shack was a member of the law firm of Whitman & Ransom, which firm was general counsel to the Company during that time. Mr. Shack is also a director of the following publicly-held companies: Andover Togs, Inc., International Citrus Corporation and Just Toys, Inc.

     JAY GALIN was elected a director of the Company in January 1988. Since August 1998, Mr. Galin has been Chairman of the Board of G & G Retail Holdings, Inc. and its subsidiary G & G Retail, Inc., a chain of retail clothing stores. For more than five years prior thereto, Mr. Galin was President of its predecessor, G. & G. Shops, Inc.

                            ------------------------

     The Company provides purchasing and bookkeeping services to restaurants in which Messrs. Weinstein and Bogen have interests, for which the Company receives a fee which has not exceeded $30,000 in any fiscal year.

     All officers of the Company are elected by and serve at the pleasure of the Board. There are no family relationships among any of the directors.

     Messrs. Galin and Shack, the Company's non-employee directors, were each paid $5,000 in fiscal year 1998 for their services to the Company as directors.

     The Company made loans to Robert Towers and Vincent Pascal, which loans were made in connection with the exercise of stock options as provided under the Company's 1985 Stock Option Plan. All of the loans bear interest at the prime rate in effect from time to time. The loans are payable on demand. During fiscal 1998, the largest amount of indebtedness of Mr. Towers outstanding at any one time was $278,882. As of January 12, 1999, Mr. Towers was indebted to the Company in the amount of $290,882. During fiscal 1998, the largest amount of indebtedness of Mr. Pascal outstanding at any one time was $170,322. As of January 12, 1999, Mr. Pascal was indebted to the Company in the amount of $204,572.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Messrs. Shack and Bogen currently serve as members of the Stock Option Committee of the Board. The Stock Option Committee administers the Company's 1996 Stock Option Plan. During the last fiscal year the Stock Option Committee held no meetings and took action on one occasion by unanimous written consent of the members of the Committee.

     Messrs. Galin and Shack currently serve as members of the Audit Committee of the Board of Directors. The Audit Committee is responsible for, among other things, receiving and reviewing the recommendations of the independent auditors, reviewing consolidated financial statements of the Company, meeting periodically with the independent auditors and Company personnel with respect to the adequacy of internal accounting controls, resolving potential conflicts of interest and reviewing the Company's accounting policies. The Audit Committee held one meeting during the past fiscal year.

     Messrs. Bogen, Galin and Shack currently serve as members of the Compensation Committee. The Compensation Committee is responsible for reviewing the Company's compensation policies, establishing the compensation for the President and Chief Executive Officer of the Company and making recommendations on compensation for other executive officers of the Company. The Compensation Committee held one meeting during the past fiscal year.

     The Company does not now, and did not during the past fiscal year, have a Nominating Committee.

     During the Company's past fiscal year, the Board held two meetings and took action on three occasions by unanimous written consent of the members of the Board. Each member of the Board attended at least 75% of the meetings of the Board and committees on which he served, except for Paul Gordon and Ernest Bogen who were absent from one meeting held by the Board during the past fiscal year.

                             EXECUTIVE COMPENSATION

     The Summary Compensation Table shown below sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the 1998, 1997 and 1996 fiscal years, of those persons who were, at October 3, 1998, (i) President and Chief Executive Officer of the Company and (ii) the other four most highly compensated executive officers of the Company. No other executive officer of the Company received a salary in excess of $100,000 in fiscal 1998.

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL COMPENSATION         LONG-TERM
                                                                                                      COMPENSATION
                                                                          ---------------------    ------------------
                  NAME AND PRINCIPAL POSITION                     YEAR    SALARY($)    BONUS($)    OPTIONS AWARDED(#)
---------------------------------------------------------------   ----    ---------    --------    ------------------
Michael Weinstein .............................................   1998      400,354     80,190          --
  President and Chief Executive Officer                           1997      328,489     32,295            50,000
                                                                  1996      316,950      --             --

Vincent Pascal ................................................   1998      205,167     40,180          --
  Vice President and Secretary                                    1997      165,707     16,090            17,500
                                                                  1996      160,900      --             --

Robert Towers .................................................   1998      199,513     40,180          --
  Vice President and Treasurer                                    1997      163,167     16,090            17,500
                                                                  1996      154,900      --             --

Andrew Kuruc ..................................................   1998      160,019     31,400          --
  Vice President and Controller                                   1997      142,946     14,000            17,500
                                                                  1996      137,012      --             --

Mitchell Levy .................................................   1998      134,615      --              100,000
  Vice President                                                  1997       --          --             --
                                                                  1996       --          --             --

                       OPTIONS GRANTS IN LAST FISCAL YEAR

     The table shown below sets forth certain information at October 3, 1998 with respect to options to purchase the Company's Common Stock granted in fiscal year 1998 under the Company's 1996 Stock Option Plan for the President and Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company during the past fiscal year.

                                                                                                POTENTIAL REALIZABLE
                                                                                                      VALUE AT
                                     INDIVIDUAL GRANTS                                             ASSUMED ANNUAL
-------------------------------------------------------------------------------------------        RATES OF STOCK
                                                 PERCENT OF TOTAL                              PRICE APPRECIATION FOR
                                                 OPTIONS GRANTED     EXERCISE                       OPTION TERM
                                  OPTIONS        TO EMPLOYEES TO      PRICE      EXPIRATION    ----------------------
             NAME                GRANTED(#)        FISCAL 1997      ($/SHARE)       DATE        5%($)         10%($)
-------------------------------  ----------      ----------------   ----------   ----------    --------      --------
Michael Weinstein..............     --               --                --            --           --            --
Vincent Pascal.................     --               --                --            --           --            --
Robert Towers..................     --               --                --            --           --            --
Andrew Kuruc...................     --               --                --            --           --            --
Mitchell Levy..................    100,000(1)           100%          11.375      3/23/2003    $276,000      $611,000

------------------

(1) One third of the options are currently exercisable and an additional one-third of the options become exercisable on each of March 23, 1999 and March 23, 2000.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The table shown below sets forth certain information at October 3, 1998 with respect to unexercised options to purchase shares of the Company's Common Stock under the Company's 1985 Stock Option Plan for the President and Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company during the past fiscal year.

                                                                    NUMBER OF UNEXERCISED
                                                                        IN-THE-MONEY               VALUE OF UNEXERCISED
                                                                      OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS
                                          SHARES                          YEAR-END                AT FISCAL YEAR-END(1)
                                         ACQUIRED      VALUE     ---------------------------   ----------------------------
                 NAME                   ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
--------------------------------------  -----------   --------   -----------   -------------   -----------    -------------
Michael Weinstein.....................     --            --         13,000         --            $24,375          --
Vincent Pascal........................     --            --         13,000         --             24,375          --
Robert Towers.........................     --            --         13,000         --             24,375          --
Andrew Kuruc..........................     --            --          7,500         --             14,063          --
Mitchell Levy.........................     --            --         --             --             --              --

------------------

(1) Based on the closing sale price on the NASDAQ/National Market System of the Company's Common Stock on October 3, 1998.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The graph set forth below compares the cumulative total shareholder return on the Company's Common Stock for the period commencing October 1, 1993 and ending October 3, 1998 against the cumulative total return on the NASDAQ Market Index and a peer group comprised of those public companies whose business activities fall within the same standard industrial classification code as the Company. This graph assumes a $100 investment in the Company's Common Stock and in each index on October 1, 1993 and that all dividends paid by companies included in each index were reinvested.


                                [GRAPH]


                                                         10/1/93    9/30/94    9/25/95    9/27/96    9/26/97    10/2/98
                                                         -------    -------    -------    -------    -------    -------
Ark Restaurants Corp..................................   $100.00      80.00     101.33      98.67     117.33     105.33
Market Index -- Nasdaq Stock Market (US Companies)....   $100.00     105.82     128.48     150.00     203.88     211.88
Peer Index -- NASDAQ/NYSE/AMEX Stocks (SIC 5800-5899;
  US Companies).......................................   $100.00      95.03     117.93     136.78     145.51     151.39
  Eating and drinking places

     The foregoing graph shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, consisting of Messrs. Bogen, Galin and Shack, determines the compensation of the President and sets policies for and reviews with the President the compensation awarded to the other principal executives.

     The Company's current executive officers consist of the President, Messrs. Pascal, Towers, Kuruc and Levy. The three elements of their compensation have been salary, bonus and stock options.

     The President is the founder of the Company. He owns over 1,051,000 shares of Company stock, almost 28% of the outstanding shares. The Compensation Committee believes he is very substantially motivated, both by reason of stock ownership and commitment to the Company, to act on behalf of all shareholders to optimize overall corporate performance. Accordingly, the Compensation Committee has not considered it necessary to specifically relate the President's compensation to corporate performance.

     The President's annual salary was increased from $316,950 during fiscal 1996 to $328,489 in fiscal 1997 and $400,354 in fiscal 1998. The President was also paid a bonus of $32,295 in fiscal 1997 and $80,190 in fiscal 1998. The Compensation Committee believes the compensation paid to the President to be comparable or less than that generally paid to chief executive officers at comparable companies. In January 1997, he received options to purchase an additional 50,000 shares of Common Stock.

     The Compensation Committee relies extensively on the views of the President in determining salaries paid to Messrs. Pascal, Towers, Kuruc and Levy. Their salary levels are believed to be competitive with amounts paid to executives with comparable qualifications, experience and responsibilities at companies of comparable size and also reflect assessments of past performance and expectations concerning future contributions to the Company and its business.

     It is through the use of stock options that the Company has endeavored to relate corporate performance and compensation of the other executives. The Board believes that significant stock ownership is a major incentive in building shareholder wealth and aligning the interests of employees and shareholders. In January 1997, Messrs. Pascal, Towers and Kuruc each received options to purchase 17,500 shares of Common Stock. In March 1998, when Mr. Levy joined the Company, he received options to purchase 100,000 shares, which options vest over a three year period.

     Stock options are granted by the Company's Stock Option Committee consisting of Messrs. Shack and Bogen. They consult with the Compensation Committee in awarding options to the Company's executives. All options granted under the Company's 1996 Stock Option Plan were granted at an exercise price equal to market price on the date of grant.

               Jay Galin          Ernest Bogen          Donald D. Shack

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ernest Bogen is Chairman of the Board of the Company and formerly an executive officer of the Company. Mr. Bogen is also an officer, director and 25% shareholder of each of Easy Diners, Inc. and RSB Corp., each of which is a restaurant management company that operates a restaurant in New York City. Mr. Weinstein is also an officer, director and 25% shareholder of Easy Diners, Inc. and RSB Corp. Donald D. Shack is a member of the firm of Shack & Siegel, P.C., general counsel to the Company.

         PROPOSAL 2: AMENDMENT TO THE COMPANY'S 1996 STOCK OPTION PLAN

     The Board has approved and recommended for submission to the Company's shareholders an amendment to the Plan that would increase the maximum number of shares of Common Stock which may be issued under the Plan from 270,000 to 470,000. Options in respect of 247,500 shares are outstanding under the Plan only 22,500 shares are available under the Plan for the issuance of additional options. The Board believes that additional shares should be authorized to enable the Company to continue to achieve the objectives of the Plan. Accordingly, the Board has approved and recommends for submission to the Company's shareholders an amendment to the Plan that would increase the aggregate number of shares of Common Stock which may be issued under the Plan from 270,000 to 470,000. The Plan is intended to encourage stock ownership by directors, officers, employees, independent contractors and advisors of the Company and its subsidiaries and thereby enhance their proprietary interest in the Company.

     A summary of the signification provisions of the Plan is set forth below.

ADMINISTRATION OF THE PLAN

     The Plan is administered by a committee (the 'Committee') consisting of two or more persons who are appointed by, and serve at the pleasure of, the Board and each of whom is a 'non-employee director' as that term is defined in Rule 16b of the General Rules and Regulations under the Securities Exchange Act of 1934. Subject to the express provisions of the Plan, the Committee has the sole discretion to determine to whom among those eligible, and the time or times at which, options will be granted, the number of shares to be subject to each option and the manner in and price at which options may be exercised. In making such determinations, the Committee may take into account the nature and period of service of eligible employees, their level of compensation, their past, present and potential contributions to the Company and such other factors as the Committee in its discretion deems relevant. Options are designated at the time of grant as either 'incentive stock options' intended to qualify under Section 422 of the Internal Revenue Code (the 'Code') or 'non-qualified options' which do not so qualify.

     The Committee may amend, suspend or terminate the Plan at any time, except that no amendment may be adopted without the approval of shareholders which would (i) increase the maximum number of shares which may be issued pursuant to the exercise of options granted under the Plan; (ii) change the eligibility requirements for participation in the Plan; (iii) permit the grant of any incentive stock option under the Plan with an option price of less than 100% of the fair market value of the shares at the time such incentive stock option is granted; or (iv) extend the term of any incentive stock options or the period during which any incentive stock options may be granted under the Plan.

     Unless the Plan is terminated earlier by the Board, the Plan will terminate on January 9, 2006.

SHARES SUBJECT TO THE PLAN

     Subject to adjustments resulting from changes in capitalization and assuming approval of this Proposal by shareholders, no more than 470,000 shares of Common Stock may be issued pursuant to the exercise of options granted under the Plan. If any option expires or terminates for any reason, without having been exercised in full, the unpurchased shares subject to such option will be available again for purposes of the Plan.

     Under certain circumstances involving a change in the number of shares of Common Stock without the receipt by the Company of any consideration therefor, such as a stock split, stock consolidation or payment of a stock dividend, the class and aggregate number of shares of Common Stock in respect of which options may be granted under the Plan, the class and number of shares subject to each outstanding option and the option price per share will be proportionately adjusted. In addition, if the Company is involved in a merger, consolidation, dissolution or liquidation, the options granted under the Plan will be adjusted or, under certain conditions, will terminate, subject to the right of the option holder to exercise his option or a comparable option substituted at the discretion of the Company prior to such event. An option may not be transferred other than by will or by the laws of descent and distribution, and during the lifetime of the option holder may be exercised only by such holder.

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PARTICIPATION

     The Committee is authorized to grant incentive stock options from time to time to such employees of the Company or its subsidiaries, as the Committee, in its sole discretion, may determine. Employees and directors of the Company or its subsidiaries and independent contractors providing services to the Company or its subsidiaries are eligible to receive non-qualified options under the Plan. Members of the Committee are not eligible to receive options under the Plan during their term of service on the Committee and for a period of one year thereafter.

OPTION PRICE

     The exercise price of each option is determined by the Committee, but may not, in the case of incentive stock options, be less than 100% of the fair market value of the shares of Common Stock covered by the option on the date the option is granted. In the case of non-qualified options, the option price per share may not be less than 85% of the fair market value of the shares of Common Stock covered by the option on the date the option is granted. If an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock covered by the incentive stock option on the date the option is granted.

ACQUISITION OF SHARES

     In order to assist an optionee in the acquisition of shares of Common Stock pursuant to the exercise of an option granted under the Plan, the Committee may authorize (i) the extension of a loan to the optionee by the Company, (ii) the payment by the optionee of the purchase price of the Common Stock in installments, or (iii) the guarantee by the Company of a loan obtained by the optionee from a third party. Such loans, installment payments or guarantees may be authorized without security and, in the case of incentive stock options, the rate of interest may not be less than the higher of the prime rate of a commercial bank of recognized standing or the rate of interest imputed under
Section 483 of the Code.

TERMS OF OPTIONS

     The Committee has the discretion to fix the term of each option granted under the Plan, except that the maximum length of term of each option is 10 years, subject to earlier termination as provided in the Plan (five years in the case of incentive stock options granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock).

FEDERAL INCOME TAX CONSEQUENCES OF NON-QUALIFIED OPTIONS

     An employee who is granted a non-qualified option under the Plan will not realize any income for Federal income tax purposes on the grant of an option. An option holder will realize ordinary income for Federal income tax purposes on the exercise of an option, provided the shares are not then subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code ('Risk of Forfeiture'), in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price thereof. If the shares are subject to a Risk of Forfeiture on the date of exercise, the option holder will realize ordinary income for the year in which the shares cease to be subject to a Risk of Forfeiture in an amount equal to the excess, if any, of the fair market value of the shares on the date they cease to be subject to a Risk of Forfeiture over the exercise price, unless the option holder shall have made a timely election under Section 83(b) of the Code to include in his income for the year of exercise an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price. The amount realized for tax purposes by an option holder by reason of the exercise of a non-qualified option granted under the Plan is subject to tax reporting and withholding by the Company and the Company is entitled to a deduction in an amount equal to the income so realized by an option holder provided all necessary reporting requirements under the Code are met.

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

     Provided that an employee satisfies certain holding period requirements provided by the Code, an employee will realize long-term capital gain or loss, as the case may be, if the shares issued upon exercise of a non-qualified option are disposed of more than one year after (i) the shares are transferred to the employee or (ii) if the shares were subject to a Risk of Forfeiture on the date of exercise and a valid election under Section 83(b) of the Code shall not have been made, the date as of which the shares cease to be subject to a Risk of Forfeiture. The amount recognized upon such disposition will be the difference between the option holder's basis in such shares and the amount realized upon such disposition. Generally, an option holder's basis in the shares will be equal to the exercise price plus the amount of income recognized with respect to the option.

FEDERAL INCOME TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS

     An incentive stock option holder who meets the eligibility requirements of
Section 422 of the Code will not realize income for Federal income tax purposes, and the Company will not be entitled to a deduction, on either the grant or the exercise of an incentive stock option. If the incentive stock option holder does not dispose of the shares acquired within two years after the date the incentive stock option was granted to him or within one year after the transfer of the shares to him, (i) any proceeds realized on a sale of such shares in excess of the option price will be treated as long-term capital gain and (ii) the Company will not be entitled to any deduction for Federal income tax purposes with respect to such shares.

     If an incentive stock option holder disposes of shares during the two-year or one-year periods referred to above (a 'Disqualifying Disposition'), the incentive stock option holder will not be entitled to the favorable tax treatment afforded to incentive stock options under the Code. Instead, the incentive stock option holder will realize ordinary income for Federal income tax purposes in the year the Disqualifying Disposition is made, in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price.

     An incentive stock option holder generally will recognize a long-term capital gain or loss, as the case may be, if the Disqualifying Disposition is made more than one year after the shares are transferred to the incentive stock option holder. The amount of any such gain or loss will be equal to the difference between the amount realized on the Disqualifying Disposition and the sum of (x) the exercise price and (y) the ordinary income realized by the incentive stock option holder as the result of the Disqualifying Disposition.

     The Company will be allowed in the taxable year of a Disqualifying Disposition a deduction in the same amount as the ordinary income recognized by the incentive stock option holder provided all necessary reporting requirements are met.

     Notwithstanding the foregoing, if the Disqualifying Disposition is made in a transaction with respect to which a loss (if sustained) would be recognized to the incentive stock option holder, then the amount of ordinary income required to be recognized upon the Disqualifying Disposition will not exceed the amount by which the amount realized from the disposition exceeds the adjusted basis of such shares. Generally, a loss may be recognized if the transaction is not a 'wash' sale, a gift or a sale between certain persons or entities classified under the Code as 'related persons'.

ALTERNATIVE MINIMUM TAX

     For purposes of computing the Federal alternative minimum tax with respect to shares acquired pursuant to the exercise of incentive stock options, the difference between the fair market value of the shares on the date of exercise over the exercise price will be includible in alternative minimum taxable income in the year of exercise if the shares are not subject to a Risk of Forfeiture; if the shares are subject to a Risk of Forfeiture, the amount includible in alternative minimum taxable income will be taken into account in the year the Risk of Forfeiture ceases and will be the excess of the fair market value of the shares at the date they cease to be subject to a Risk of Forfeiture over the exercise price. The basis of the shares for alternative minimum tax purposes, generally, will be an amount equal to the exercise price, increased by the amount of the tax preference taken into account in computing the

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

alternative minimum taxable income. In general the alternative minimum tax is the excess of 26% of alternative minimum taxable income up to $175,000 and 28% of such income above $175,000 over the regular income tax, in each case subject to various adjustments and exemptions.

DEDUCTIONS FOR FEDERAL INCOME TAX PURPOSES

     Pursuant to the Omnibus Budget Reconciliation Act of 1993, for fiscal years beginning on and after January 1, 1994, the Company will not be able to deduct compensation to certain employees to the extent compensation exceeds one million dollars per tax year. Covered employees include the chief executive officer and the four other highest paid senior executive officers of the Company for the tax year. Certain performance-based compensation, including stock options, is exempt provided that the stock options are granted by a committee of the Board which is comprised solely of two or more outside directors, the plan under which the options are granted is approved by stockholders, and the plan states the maximum number of shares with respect to which options may be granted during a specified period to any employee. Currently the Company does not have any employees earning in excess of $1,000,000.

REQUIRED VOTE

     The affirmative vote of holders of a majority of the shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting is required to approve the amendment to the Plan. The Board recommends a vote FOR the following resolution:

        'RESOLVED, that the Company's 1996 Stock Option Plan be amended to increase the maximum number of shares of Common Stock available for issuance thereunder from 270,000 to 470,000.'

        PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     It is proposed that shareholders ratify the appointment by the Board of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending October 2, 1999. The Company expects representatives of Deloitte & Touche LLP to be present at the Meeting and available to respond to appropriate questions submitted by shareholders. Such representatives will also be accorded an opportunity at such time to make such statements as they may desire.

     Approval by the shareholders of the appointment of independent auditors is not required, but the Board deems it desirable to submit this matter to shareholders. If holders of a majority of the outstanding shares of Common Stock present and voting at the meeting do not approve the appointment of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board.

     The Board recommends that you vote FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the 'Commission') and the NASDAQ/National Market System. Officers, directors and greater than ten percent stockholders are required by the Commission's regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1998.

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

                               VOTING PROCEDURES

     Pursuant to Commission rules, a designated blank space is provided on the proxy card to withhold authority to vote for one or more nominees for director and boxes are provided on the proxy card for shareholders to mark if they wish to abstain on Proposal 2. Votes withheld in connection with the election of one or more of the nominees for director will not be counted in determining the votes cast and will have no effect on the vote. With respect to the tabulation of votes cast on a specific proposal presented to shareholders at the Meeting, abstentions will be considered as present and voting with respect to that specific proposal, whereas broker non-votes will not be considered as present and voting with respect to that specific proposal. Abstentions are not counted in determining the votes cast with respect to the ratification of the selection of independent auditors and will have no effect on the vote.

     Under the rules of the National Association of Securities Dealers, brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote upon the election of directors and the selection of independent auditors.

                             SHAREHOLDER PROPOSALS

     To be included in the Company's proxy statement and proxy relating to the Company's 1999 Annual Meeting of Shareholders, shareholder proposals should be received by the Company on or before October 15, 1999.

                                 ANNUAL REPORT

     The 1998 Annual Report of the Company, including financial statements, is being mailed together with this Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy to each shareholder of record on February 2, 1999.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board is not aware of any other matters to be presented for action. However, if any other matters are properly brought before the Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 3, 1998, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, TO EACH OF THE COMPANY'S SHAREHOLDERS OF RECORD ON FEBRUARY 2, 1999 AND EACH BENEFICIAL SHAREHOLDER ON THAT DATE, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES, 85 FIFTH AVENUE, NEW YORK, NEW YORK 10003, ATTENTION: TREASURER. REQUESTS FROM BENEFICIAL SHAREHOLDERS MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP ON THAT DATE.

     IT IS IMPORTANT THAT THE ACCOMPANYING PROXY BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE EARNESTLY REQUESTED TO DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                      MANNER AND EXPENSES OF SOLICITATION

     The solicitation of proxies in the accompanying form is made by the Board and all costs thereof will be borne by the Company. In addition to the solicitation of proxies by the use of the mails, some of the officers, directors and other employees of the Company may also solicit proxies personally or by mail, telephone, or telegraph but they will not receive additional compensation for such services. The Company may also retain the services of a professional proxy solicitation firm to assist in the solicitation

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

of proxies. Brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of the Common Stock in their names will be requested by the Company to forward proxy material to their principals and will be reimbursed for their reasonable out-of-pocket expenses incurred in respect thereto.

                                          ARK RESTAURANTS CORP.

New York, New York
February 5, 1999

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

                                  Appendix I

                             ARK RESTAURANTS CORP.
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                       THE ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 10, 1999

    THE UNDERSIGNED, revoking all previous proxies, hereby appoints MICHAEL WEINSTEIN, ROBERT TOWERS and DONALD D. SHACK, or any of them as attorneys, agents and proxies with power of substitution, and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of ARK RESTAURANTS CORP. (the 'Company') which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, March 10, 1999 at 10:00 A.M. local time at Bryant Park Grill, 25 West 40th Street, New York, New York, and at all adjournments thereof. The shares represented by this Proxy will be voted as indicated below upon the following matters, all more fully described in the Proxy Statement.

    (1) ELECTION OF A BOARD OF EIGHT DIRECTORS

                                                            WITHHOLD AUTHORITY
           NOMINEE                VOTE FOR                     TO VOTE FOR
-----------------------------  ---------------  ------------------------------------------
Ernest Bogen                         [ ]                           [ ]
Michael Weinstein                    [ ]                           [ ]
Vincent Pascal                       [ ]                           [ ]
Robert Towers                        [ ]                           [ ]
Andrew Kuruc                         [ ]                           [ ]
Donald D. Shack                      [ ]                           [ ]
Jay Galin                            [ ]                           [ ]
Paul Gordon                          [ ]                           [ ]

                                                              (See reverse side)

    (2) Approval of the Amendment to the Company's 1996 Stock Option Plan.

                FOR [ ]            AGAINST [ ]            ABSTAIN [ ]

    (3) Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the 1999 fiscal year.

                FOR [ ]            AGAINST [ ]            ABSTAIN [ ]

    (4) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO SUCH INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ELECTION OF THE NOMINEES FOR DIRECTORS DESIGNATED BY THE BOARD OF DIRECTORS AND FOR ITEM 2 AND ITEM 3.

                                              Dated: _____________________, 1999
                                              __________________________________
                                                          SIGNATURE

                                              NOTE: Please sign exactly as your
                                              name or names appear hereon. Joint
                                              owners should each sign
                                              personally. When signing as
                                              executor, administrator,
                                              corporation, officer, attorney,
                                              agent, trustee or guardian, etc.,
                                              please add your full title to your
                                              signature.

NOTE: Please mark, date, sign and mail this proxy in the envelope enclosed for this purpose. No postage is required for mailing in the United States.



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